EXHIBIT 99.1

FOR IMMEDIATE RELEASE
CPI AEROSTRUCTURES ANNOUNCES SECOND QUARTER RESULTS AND HIRING OF A VICE PRESIDENT OF OPERATIONS

Edgewood, NY – August 8, 2006 - CPI Aerostructures, Inc. (‘‘CPI Aero’’) (AMEX: CVU) today announced results for the second quarter and six months ended June 30, 2006.

Second Quarter 2006 vs. 2005

•	Revenue decreased 61% to $2,457,016 from $6,313,432;

•	Gross margin was (36%) compared to 28% in last year’s second quarter;

•	Loss before provision/benefit for income taxes was $2,038,334, compared to income before provision/benefit for income taxes of $865,193; and,

•	Net loss was $1,333,334, or $0.24 per diluted share, compared to net income of $509,193 or $0.08 per diluted share.

First Half 2006 vs. 2005

•	Revenue decreased 40% to $7,487,210 from $12,558,534;

•	Gross margin was 1% as compared to 28%;

•	Loss before provision/benefit for income taxes was $1,921,440 compared to income before provision/benefit for income taxes of $1,797,849;

•	Net loss was $1,264,440 or $0.23 per diluted share, compared to net income of $1,087,849 or $0.18 per diluted share;

•	New orders were $8.6 million, compared to $4.8 million for the same period last year, and,

•	Unawarded solicitations remain at a high level with approximately 35% of the 2005 solicitations and 65% of the 2006 solicitations still open, totaling a maximum realizable value of $290 million.

Edward J. Fred, CPI Aero’s President & CEO stated, ‘‘Our revenue for the second quarter of 2006 was approximately $2.5 million, which is disappointing, but was due to several unusual factors. During the most recent quarter, we were plagued by problems with some of our suppliers, including delays and poor workmanship which caused us to incur significant overtime and rework costs. We were unable to recognize approximately $1.8 million of revenue during the second quarter due to supplier delays in delivering approximately $1 million of products that were scheduled to be delivered during the second quarter. The deliveries are expected to be made in the third quarter and, accordingly this revenue should be recognized in the third quarter. Additionally, rework costs have required us to adjust our ‘‘costs to complete’’ in computing our revenue under the percentage of completion (‘‘POC’’) method of accounting. Delays from the supplier that provides castings for our T-38 program required us to work overtime to finish the castings ourselves in order to maintain the delivery schedule. As a result, the gross margin on this program decreased by 3% in the current quarter and resulted in a current period ‘‘costs to complete’’ adjustment of approximately $1,200,000. An adjustment to the costs to complete not only reduces revenue, because the higher overall cost results in a lower percentage of completion, but also reduces the overall gross margin, as cost of sales will be higher than originally estimated. In addition, two of our bonding suppliers were late in delivering products to us and have also delivered product that we needed to rework and finish in-house, and a third bonding supplier is going out of business, which resulted in a current period ‘‘costs to complete’’ adjustment of approximately $500,000.’’

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CPI Aero News Release
August 8, 2006                                                                                                                Page 2

Mr. Fred continued, ‘‘Although we are disappointed with the results of this quarter, we have begun to take steps necessary to improve the efficiency and productivity of our operations. We had previously reported that we would need to reduce our expenses if we did not receive additional awards on some of our major outstanding bids or releases on contracts that we have already been awarded, including the C-5 TOP contract. Unfortunately, we were outbid on one major proposal by a competitor, and we lost another when the original supplier of the parts decided to continue working on the program. We also did not receive any releases on previously awarded contracts during the quarter. To increase profitability, at the end of the second quarter, we reduced our staff by approximately 12%. We also hired Mr. Vincent De Stefano as our Vice President of Operations. Mr. De Stefano had been a consultant to CPI Aero over the last several years, and we believe that he has the ability to improve the performance of our suppliers, and to help improve our overall operations. Mr. De Stefano had previously been with the Grumman Corporation for 36 years, where he served as the Vice President of Manufacturing for the aircraft division for the last 9 years of his Grumman tenure. Following the company’s merger with Northrop, he assumed the same role for the combined entity for an additional 5 years.’’

Mr. Fred concluded, ‘‘In light of our year-to-date results, we are revising our 2006 guidance to approximately $18 to $20 million in revenue. We expect to break even for the remainder of the year, resulting in a net loss of approximately $1.3 million.’’

Conference Call

CPI Aero’s President and CEO, Edward Fred, and CFO, Vincent Palazzolo, will host a conference call today, Tuesday, August 8, 2006 at 9:00 am EDT to discuss second quarter results as well as recent corporate developments. After opening remarks, there will be a question and answer period. Interested parties may participate in the call by dialing 706-679-3079. Please call in 10 minutes before the scheduled time and ask for the CPI Aero call. The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.cpiaero.com and click on the ‘‘Investor Relations’’ section, then click on ‘‘Events’’. Please access the website 15 minutes prior to the call to download and install any necessary audio software. The conference call will be archived and can be accessed for approximately 90 days. We suggest listeners use Microsoft Explorer as their browser.

Founded in 1980, CPI Aero is engaged in the contract production of structural aircraft parts principally for the U.S. Air Force and other branches of the armed forces. In conjunction with its assembly operations, CPI Aero provides engineering, technical and program management services. Among the key programs that CPI Aero supplies are the C-5A Galaxy cargo jet, the T-38 Talon jet trainer, the A-10 Thunderbolt attack jet, the E-3 Sentry AWACS jet and the MH-60S mine countermeasure helicopter.

The above statements include forward looking statements that involve risks and uncertainties, which are described from time to time in CPI Aero's SEC reports, including CPI Aero’s Form 10-K for the year ended December 31, 2005 and Form 10-Q for the quarter ended March 31, 2006.

Contact:
Vincent Palazzolo Chief Financial Officer CPI Aero (631) 586-5200 www.cpiaero.com	Investor Relations Counsel: The Equity Group Inc. Linda Latman (212) 836-9609 Lena Cati (212) 836-9611 www.theequitygroup.com

(See AccompanyingTables)

CPI Aero News Release
August 8, 2006                                                                                                                    Page 3

CPI AEROSTRUCTURES, INC.
CONDENSED STATEMENTS OF INCOME

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)
Revenue	$2,457,016	$6,313,432	$7,487,210	$12,558,534
(Loss) income before provision for income taxes	(2,038,334)	865,193	(1,921,440)	1,797,849
Provision for (benefit from) income taxes	(705,000)	356,000	(657,000)	710,000
Net (loss) income	$(1,333,334)	$509,193	$(1,264,440)	$1,087,849
(Loss) earnings per common share – basic	$(0.24)	$0.09	$(0.23)	$0.20
(Loss) earnings per common share – diluted	$(0.24)	$0.08	$(0.23)	$0.18
Shares used in computing earnings per common share:
Basic	5,447,042	5,419,235	5,446,263	5,418,273
Diluted	5,447,042	6,092,287	5,446,263	6,128,560

Balance Sheet Highlights
	Unaudited 6/30/06	Audited 12/31/05
Cash	$422,510	$877,182
Total current assets	28,906,864	31,458,345
Total assets	30,072,510	32,687,784
Total current liabilities	3,831,299	5,428,429
Working capital	25,075,565	26,029,916
Short-term debt	75,502	87,617
Long-term debt	9,554	42,188
Shareholders’ Equity	26,157,939	27,162,272
Total Liabilities and Shareholders’ Equity	$30,072,510	$32,687,784

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